D. Brooks and Associates CPA’s, P.A. Certified Public Accountants Certified Valuation Analysts

June 25, 2018

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street NE,

Washington, DC 20549

Dear Sir/Madam:

We have read the statements under item 4.01 in the Form 8-K dated June 25, 2018 of Grand Havana Inc. to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

D. Brooks and Associates, CPA’s, P.A.

/s/ D. Brooks and Associates, CPA’s, P.A.

D. Brooks and Associates CPA’s, P.A. 4440 PGA Boulevard, Suite 104, Palm Beach Gardens, FL 33410 – (561) 429-6225